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                                                                    EXHIBIT 10.7

Computer Network Technology Corporation

CNT's 2002 Annual Bonus Plan

      The Annual Bonus Plan, is an incentive program which provides executives and other employees with the opportunity to earn a cash bonus if we achieve certain levels of key performance measurements, with the level of bonus payment specifically tied to achievement of these measures. For 2001, the key performance measurements were revenue growth and pre-tax profitability. For 2002, the key performance measurement is pre-tax profitability.

      The annual bonus for employees is determined by multiplying their eligible base compensation by our Annual Bonus Plan factor and their individual annual bonus participation rate. Our Annual Bonus Plan factor is based on a chart which outlines payout percentages for achievement of defined levels of the key performance measurements. The annual bonus participation rate for each employee is based on the employee's expected level of contribution to our overall financial performance.